EXHIBIT 10(b)

IFC's EXECUTIVE DEFERRED COMPENSATION PLAN
      The Board of Directors of the Company adopted an unfunded Executive Deferred Compensation plan which allowed officers and key employees selected by a Management Committee appointed by the Board of Directors to defer part of their 1990 annual salary. The plan allowed a one time deferral of up to 50 percent in 1990. The terms of the plan are the same as the IB plans described in the previous paragraph, except the participant must be employed by the Company or a subsidiary of the Company instead of IB only. The addition of similar plans in the future is subject to election by the Board of Directors of the Company or the subsidiaries and voluntary participation.